Exhibit 10.27

Translation

SUPPLEMENTARY AGREEMENT TO THE EMPLOYMENT AGREEMENT

DATED 22 March 2000

between

FiberMark Gessner GmbH & Co. OHG

(hereinafter referred to as the “Employer”)

and

Dr. Walter Haegler, Ludwig-Thoma-Straße 6, 83620 Feldkirchen-Westerham

(hereinafter referred to as the “Employee”)

and

FiberMark Services GmbH & Co. KG

(hereinafter referred to as “FiberMark Services”)

Preliminary remark:

The Employee was employed with the Employer.  The Employee has joined FiberMark Services on 13 October 2003.  For the duration of the employment relationship between the Employee and FiberMark Services the employment relationship of the Employee with the Employer shall be suspended.  Now therefore, in consideration of the foregoing the parties agree as follows:

1.                  The rights and obligations from the employment relationship between the Employee and the Employer shall be suspended for the term of the employment agreement agreed between the Employee and FiberMark Services.

2.                  During his employment with FiberMark Services the Employee shall be put in a position as if he would continue to be employed with his former Employer.  All contractual terms (rights and obligations from the employment relationship) between the Employee and FiberMark Services correspond to those resulting from the employment agreement between the Employee and the Employer.

3.                  The present Agreement and the suspended employment relationship with the Employer shall end upon termination of the employment relationship between the Employee and FiberMark Services – subject to the provisions according to clause 4 of this Agreement.

4.                  The Employee shall have a special right of termination vis-à-vis FiberMark Services and an associated right for reactivation of the dormant employment agreement with the Employer such entitlement applying in the following situations:

•                  If the ownership structure of the Employer changes, either directly or indirectly, by the acquisition through third parties, which are not affiliated with FiberMark Inc. as defined in sections 15 et seq. of the German Stock Corporation Act, and if these third parties or any of their affiliated companies, either directly or indirectly, do not at the same time acquire a share in FiberMark Services which is basically of an analogous size, whereby it makes no difference whether the respective shares are acquired via a share or asset deal

OR

•                  If the ownership structure of FiberMark Services changes, either directly or indirectly, by the acquisition through third parties, which are not affiliated with FiberMark Inc. as defined in sections 15 et seq. of the German Stock Corporation Act, and if these third parties or any of their affiliated companies, either directly or indirectly, do not at the same time acquire a share in the Employer which is basically of an analogous size, whereby it makes no difference whether the respective shares are acquired via a share or asset deal.

The Employee shall exercise the special right of termination and the associated right for reactivation of the dormant employment agreement towards FiberMark Services and the Employer in writing within three weeks after having become aware of the above grounds of termination.  In such case the employment relationship with FiberMark Services will be terminated and the dormant employment relationship with the Employer be reactivated upon expiry of the period of termination.

5.                  Should the employment relationship between the Employee and the Employer be reactivated the Employee shall be put in a position as if the employment relationship had not been suspended but had been continued without interruption.

Bruckmühl, 31 October 2003
HR/es

FiberMark Gessner GmbH & Co. OHG		FiberMark Services

Signed by Dr. Walter Haegler (Employer)	by (Employee)	by Dr. Walter Haegler